Exhibit 99.1

Hercules Technology Growth Capital Announces a Record Unrealized Gain of ~$23.0 Million through the Successful Completion of the Box, Inc. IPO, as of January 28, 2015

One additional Hercules portfolio company has also successfully completed an IPO in January 2015

Hercules currently holds over 120 additional warrant and equity positions which represent the potential for additional future gains in our venture growth investment portfolio

Palo Alto, Calif., January 28, 2015 – Hercules Technology Growth Capital, Inc. (NYSE: HTGC), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development, today announced a potential record unrealized gain of approximately $23.0 million through the successful completion of the Box, Inc. (NYSE: BOX), initial public offering which occurred on January 23, 2015. The potential unrealized gain is based on the closing price of Box shares on the trade settlement date of January 28, 2015. The unrealized gain may increase or decrease as the stock price of Box moves up or down from its closing trade settlement date price, thereby impacting the eventual Hercules’ realized gain or (loss).

“The Box IPO is a powerful example of the potential additional upside embedded in our existing warrant and equity investment portfolio of various pre-IPO, pre-M&A and select public companies,” stated Manuel Henriquez, chairman and chief executive officer of Hercules. “Box’s successful IPO is a major achievement for both Box and Hercules, and has the potential to represent the largest single gain in our ten year history, depending on the price of the shares when we exit the investment. We were early financial supporters and investors in Box having invested in mid-2008, as both a venture debt provider and equity investor, as well as supporting Box with multiple rounds of financing throughout its growth as a private company.”

Henriquez added, “We believe 2015 is off to an encouraging start, with two Hercules portfolio companies already having completed their respective IPO offering, through January 28, 2015. The two completed IPOs include Box and Zosano Pharma Corporation (Nasdaq:ZSAN). Moreover, we have an additional six Hercules portfolio companies that have filed registration statements in anticipation of a potential IPO, some of which have filed confidentially under the JOBS Act.”

With warrants and equity positions in over 120 different pre-IPO, pre-M&A and select public growth companies, Hercules has financed the industry’s largest Business Development Company (BDC) investment portfolio focused on high growth, innovative, and disruptive technology and life sciences venture backed companies, further demonstrating the Company’s unique industry-leading direct originations platform. Hercules intends to provide investors with steady income in the form of a quarterly cash dividend and the possibility to participate in the gains generated from some of these successful venture-backed companies that may eventually achieve a future IPO or M&A exit.

There can be no assurances that the companies in our portfolio may ever realize an exit event such as an IPO registration or M&A sale/merger in a timely manner or at all. Many of our companies may require subsequent future additional rounds of capital to continue to operate, and there can be no assurances that future required capital to sustain their operations will be secured, which may lead to a potential capital loss. Additionally, many of our equity holdings, including shares we hold in Box, are subject to certain restrictions that govern the timing of our divestment and may thus impact our ultimate gain or (loss). In the case of Box, we are subject to a customary IPO lockup period and are obligated not to sell the shares of common stock that we own for six months from the date of the initial public offering.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.6 billion to over 300 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” HTGY,” and “HTGX,” respectively.

Forward-Looking Statements

Statements in this press release may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, without limitation, those risks, uncertainties and factors referred to in the “Risk Factors” section of the Hercules Annual Report on Form 10-K for the year ended December 31, 2013, as well as the other documents and reports filed by Hercules with the Securities Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Hercules is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

(650) 433-5578 HT-HN

mhara@htgc.com